Exhibit A
DIRECTORS AND EXECUTIVE OFFICERS OF BARALONCO LIMITED
     The name, business address, and present principal occupation or employment of each of the directors and executive officers of Baralonco Limited are set forth below. Thomas Alabakis is a citizen of Australia and Steven B. Pfeiffer is a citizen of the United States.

PRESENT PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS	EMPLOYMENT

Thomas Alabakis	Director; Business Consultant
Baralonco Limited
Craigmuir Chambers
P.O. Box 71
Road Town, Tortola
British Virgin Islands VG 1110

Steven B. Pfeiffer	Director; Partner,
Fulbright & Jaworski L.L.P.	Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, NW
Washington, D.C. 20004